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                      CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Prospectus and the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 20, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of WM Variable Trust (formerly known as Sierra Variable Trust), which financial statements and financial highlights are also incorporated by reference into the Registration Statement. We also consent to the references to us under heading "Financial Highlights" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.




PricewaterhouseCoopers LLP
Boston, Massachusetts

April 28, 1999